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                                                                 Exhibit 23.2



                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CSC Holdings, Inc.


We consent to the incorporation by reference in the registration statements (numbers 33-05987, 33-19409, 33-36282, 333-41349, and 333-79485) filed on
Forms S-8 and in the registration statement (number 333-71965) filed on Form S-3 of CSC Holdings, Inc. of our report dated March 29, 2002, relating to the consolidated balance sheets of CSC Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's deficiency and cash flows and related schedule for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 combined Annual Report on Form 10-K of Cablevision Systems Corporation and CSC Holdings, Inc.

/s/ KPMG LLP

Melville, New York
March 29, 2002